Exhibit 99.1

LIBERTY BROADBAND REPORTS
SECOND QUARTER 2021 FINANCIAL RESULTS

Englewood, Colorado, August 6, 2021 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported second quarter 2021 results. Headlines include(1):

●	Fair value of Charter investment was $41 billion as of June 30th
●	From May 1st through July 31st, Liberty Broadband received $1.1 billion of proceeds from sale of 1.6 million Charter shares to Charter
o	Maintained fully diluted equity interest in Charter of 26%(2)
●	From May 1st through July 31st, Liberty Broadband repurchased 7.5 million LBRDK shares at an average price per share of $167.17 and total cash consideration of $1.3 billion
●	Liberty Broadband’s Board of Directors increased remaining repurchase authorization to approximately $2.5 billion
●	In the second quarter, GCI(3) grew revenue 7% to $238 million, generated operating income of $18 million and increased adjusted OIBDA(4) 14% to $89 million

“We continued to use the proceeds from participating in Charter’s buyback to repurchase Liberty Broadband shares at a meaningful discount to net asset value,” said Greg Maffei, Liberty Broadband President and CEO. “Additionally we opportunistically amended our Charter margin loan, decreasing the pricing and extending the maturity. Charter continues to demonstrate the power of broadband with significant net adds and produced strong results for the quarter. GCI posted impressive top and bottom line growth driven by robust demand for data, as well as strong subscriber growth on the wireless side with our customers enjoying the benefits of our 5G network buildout in Anchorage.”

Share Repurchases

From May 1, 2021 through July 31, 2021, Liberty Broadband repurchased approximately 7.5 million shares of Series C Liberty Broadband common stock (Nasdaq: LBRDK) at an average cost per share of $167.17 for total cash consideration of $1.3 billion. In August 2021, Liberty Broadband’s Board of Directors increased the remaining repurchase authorization to approximately $2.5 billion.

Charter Ownership

Under the terms of Liberty Broadband and Charter’s stockholder agreement, Liberty Broadband has sold and will continue to sell to Charter a number of shares of Class A common stock as is necessary to maintain Liberty Broadband’s percentage equity interest at 26% on a fully diluted basis. Such sales are executed by Liberty Broadband monthly based on Charter’s repurchase activity in the month prior.

From May 1, 2021 through July 31, 2021, Liberty Broadband sold 1.6 million shares of Charter Class A common stock to Charter for total proceeds of approximately $1.1 billion.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of March 31, 2021 and June 30, 2021.

(amounts in millions)	3/31/2021	6/30/2021
Cash and Cash Equivalents:
GCI Holdings	$51	$41
Corporate and Other	1,126	178
Total Liberty Broadband Consolidated Cash	$1,177	$219

Fair Value of Public Holdings in Charter(a)	$36,177	$40,909

Debt:
Senior Notes(b)	$600	$600
Senior Credit Facility	523	492
Finance Leases and Other(c)	103	99
Total GCI Holdings Debt	$1,226	$1,191
GCI Leverage(d)	3.4x	3.3x

Charter Margin Loan	$2,000	$1,150
1.25% Exchangeable Senior Debentures due 2050(e)	825	825
1.75% Exchangeable Senior Debentures due 2046(e)	15	15
2.75% Exchangeable Senior Debentures due 2050(e)	575	575
Total Corporate Level Debt	$3,415	$2,565

Total Liberty Broadband Debt	$4,641	$3,756
Fair market value adjustment and deferred loan costs	43	79
Finance leases and tower obligations (excluded from GAAP Debt)	(97)	(93)
Total Liberty Broadband Debt (GAAP)	$4,587	$3,742

Other Financial Obligations:
Indemnification Obligation(f)	$293	$385
Preferred Stock(g)	178	178

a)	Represents fair value of the investment in Charter as of March 31, 2021 and June 30, 2021. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

b)	Principal amount of Senior Notes.
c)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and tower obligations.
d)	As defined in GCI's credit agreement.
e)	Principal amount of Senior Exchangeable Debentures, exclusive of fair market value adjustments.
f)	Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "LI LLC Charter exchangeable debentures"), as described below.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

Liberty Broadband cash decreased $958 million in the second quarter as share repurchases at Liberty Broadband and debt repayment more than offset proceeds from Charter share sales in the period. GCI cash decreased due to debt repayment and capital expenditures, partially offset by cash from operations.

Liberty Broadband debt decreased $885 million in the second quarter. On May 12, 2021, Liberty Broadband amended its $2.3 billion Charter margin loan, reducing pricing from 1.85% to 1.50% and extending the maturity to May 2024. In connection with the amendment, Liberty Broadband repaid $850 million under the Charter margin loan. Undrawn capacity under the Charter margin loan is $1.15 billion as of June 30, 2021. Also during the second quarter, GCI repaid approximately $30 million under its revolving credit facility funded with cash from operations. Total capacity under GCI’s revolving credit facility is $550 million, of which undrawn capacity is $452 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 3.3x.

Liberty Broadband has an indemnification agreement with Qurate Retail with respect to Qurate Retail’s Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on Liberty Broadband’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of June 30, 2021, a holder of the LI LLC Charter exchangeable debentures has the ability to exchange, and accordingly, the indemnification obligation is classified as a current liability.

GCI Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2021 to the same period in 2020.

In the second quarter, GCI revenue grew 7% due to robust demand for data across both consumer and business customers. The consumer data growth was driven by an 8% increase in revenue-generating subscribers and an increase in data ARPU.  The business growth was driven by service upgrades for both school and medical customers. Additionally, consumer wireless growth was strong driven by GCI’s 5G network buildout in Anchorage. Operating income improved and adjusted OIBDA grew 14% in the second quarter primarily due to the revenue growth.

In the second quarter, GCI spent $26 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks.

Rural Healthcare Update

On January 19, 2021, the Wireline Competition Bureau of the FCC issued an order which provides rate certainty to Alaska providers for funding years ending June 30, 2022 and June 30, 2023 by requiring them to use previously approved rates from the FCC, which we expect will provide increased certainty for the RHC business in the aforementioned funding years. On May 25, 2021, the FCC approved the cost studies submitted by GCI Holdings for the funding year that ended June 30, 2021.

FOOTNOTES

1)

Liberty Broadband’s President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Broadband's earnings conference call that will begin at 11:15 a.m. (E.D.T.) on August 6, 2021.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	Calculated pursuant to Liberty Broadband and Charter’s stockholder agreement.
3)

Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter").

4)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

LIBERTY BROADBAND GAAP FINANCIAL METRICS

(amounts in thousands)	2Q20		2Q21
Revenue
GCI Holdings	$	NA	$237,856
Corporate and other		4,114	4,428
Total Liberty Broadband Revenue		$4,114	$242,284

Operating Income (Loss)
GCI Holdings	$	NA	$17,574
Corporate and other(a)		(9,832)	(19,666)
Total Liberty Broadband Operating Income (Loss)		$(9,832)	$(2,092)

Adjusted OIBDA (Loss)
GCI Holdings	$	NA	$88,656
Corporate and other		(7,407)	(13,309)
Total Liberty Broadband Adjusted OIBDA (Loss)		$(7,407)	$75,347

HISTORICAL GCI OPERATING METRICS AND FINANCIAL RESULTS

GCI’s results are only included in Liberty Broadband’s results following the merger of Liberty Broadband and GCI Liberty on December 18, 2020. However, we believe a discussion of GCI’s results for a comparative two-year period promotes a better understanding of GCI’s operations. For comparison and discussion purposes, the following information presents actual historical results of GCI for the quarter ended June 30, 2020, exclusive of the effects of acquisition accounting, and the actual historical results of GCI as included in Liberty Broadband’s results for the quarter ended June 30, 2021. The most significant effect of acquisition accounting is an increase to depreciation and amortization as compared to prior periods as a result of an increase in fair values of depreciable or amortizable assets. This historical financial information of GCI can be found in historical filings of GCI Liberty, Inc. The financial information below is presented voluntarily and does not purport to represent what the results of operations of GCI would have been if it were a wholly owned subsidiary of Liberty Broadband for the periods presented or to project the results of operations of GCI for any future periods.

	2Q20	2Q21	% Change
(amounts in thousands, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$112,047	$119,937	7%
Business	110,534	117,919	7%
Total revenue	$222,581	$237,856	7%

Operating income (loss)	$14,806	$17,574	19%
Operating income margin (%)	6.7%	7.4%	70	bps

Adjusted OIBDA(a)	$78,045	$88,656	14%
Adjusted OIBDA margin(a) (%)	35.1%	37.3%	220	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$42,327	$44,756	6%
Data	45,416	52,661	16%
Video	20,461	18,709	(9)%
Voice	3,843	3,811	(1)%
Total revenue	$112,047	$119,937	7%
Operating Metrics
Wireless:
Revenue generating lines in service(b)	179,400	189,100	5%
Data:
Revenue generating cable modem subscribers(c)	134,900	145,400	8%
Video:
Basic subscribers	77,700	64,600	(17)%
Voice - Total access lines in service(d)	38,200	36,300	(5)%

GCI Business
Financial Metrics
Revenue
Wireless	$21,035	$19,876	(6)%
Data	73,756	86,583	17%
Video	4,427	880	(80)%
Voice	11,316	10,580	(7)%
Total revenue	$110,534	$117,919	7%
Operating Metrics
Wireless - Revenue generating lines in service(b)	25,000	21,700	(13)%
Data - Revenue generating cable modem subscribers(c)	8,700	13,400	54%
Voice - Total access lines in service(d)	33,500	29,500	(12)%

a)	See reconciling schedule 1.
b)	A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.
c)	A revenue generating cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.
d)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) President and CEO, Greg Maffei, will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:15 a.m. (E.D.T.) on August 6, 2021.  The call can be accessed by dialing (800) 289-0571 or (323) 794-2093, passcode 3865735, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to www.libertybroadband.com/events.  Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, Liberty Broadband’s participation in Charter’s buyback of common stock, indemnification by Liberty Broadband, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Broadband defines adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, transaction costs, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Broadband defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Broadband believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets.  Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its adjusted OIBDA for the three months ended June 30, 2020 and June 30, 2021, respectively.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q20	2Q21
GCI Holdings Operating Income	$14,806	$17,574
Depreciation and amortization	60,543	66,825
Stock-based compensation	2,696	4,257
GCI Holdings Adjusted OIBDA	$78,045	$88,656

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to adjusted OIBDA for Liberty Broadband for the three months ended June 30, 2020 and June 30, 2021, respectively.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q20		2Q21
Liberty Broadband Operating Loss		$(9,832)	$(2,092)
Depreciation and amortization		492	66,874
Stock-based compensation		1,933	10,565
Liberty Broadband Adjusted OIBDA (Loss)		$(7,407)	$75,347
GCI Holdings	$	NA	88,656
Corporate and other		(7,407)	(13,309)

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2021	2020

	amounts in thousands,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$219,241	1,417,802
Trade and other receivables, net of allowance for doubtful accounts of $1,741 and $10, respectively	233,571	349,256
Other current assets	66,237	79,453
Total current assets	519,049	1,846,511
Investment in Charter, accounted for using the equity method	14,947,277	16,178,939
Property and equipment, net	1,046,634	1,098,512
Intangible assets not subject to amortization
Goodwill	764,686	745,577
Cable certificates	550,000	560,000
Other	36,500	21,500
Intangible assets subject to amortization, net	606,656	674,049
Tax sharing receivable	108,602	94,549
Other assets, net	195,653	151,487
Total assets	$18,775,057	21,371,124

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$216,508	97,933
Deferred revenue	30,488	24,926
Current portion of debt, including $27,250 and $26,350 measured at fair value, respectively	31,939	31,026
Indemnification obligation	385,212	344,643
Other current liabilities	64,726	113,234
Total current liabilities	728,873	611,762
Long-term debt, net, including $1,434,549 and $1,445,775 measured at fair value, respectively	3,710,090	4,785,207
Obligations under finance leases and tower obligations, excluding current portion	90,630	92,840
Long-term deferred revenue	37,236	39,649
Deferred income tax liabilities	1,991,624	1,977,643
Preferred stock	202,615	202,917
Other liabilities	183,937	146,687
Total liabilities	6,945,005	7,856,705
Equity
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 26,498,671 and 26,495,249 at June 30, 2021 and December 31, 2020, respectively	265	265
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,546,048 and 2,549,470 at June 30, 2021 and December 31, 2020, respectively	25	25
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 155,067,969 and 167,480,926 at June 30, 2021 and December 31, 2020, respectively	1,551	1,675
Additional paid-in capital	8,530,684	10,319,754
Accumulated other comprehensive earnings (loss), net of taxes	11,870	15,436
Retained earnings	3,273,980	3,165,504
Total stockholders' equity	11,818,375	13,502,659
Non-controlling interests	11,677	11,760
Total equity	11,830,052	13,514,419
Commitments and contingencies
Total liabilities and equity	$18,775,057	21,371,124

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2021	2020

	amounts in thousands, except per share amounts
Revenue	$242,284	4,114
Operating costs and expenses:
Operating, including stock-based compensation	67,104	2,524
Selling, general and administrative, including stock-based compensation and transaction costs	110,398	10,930
Depreciation and amortization expense	66,874	492
	244,376	13,946
Operating income (loss)	(2,092)	(9,832)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(28,734)	(5,131)
Share of earnings (losses) of affiliates	248,848	158,128
Gain (loss) on dilution of investment in affiliate	(14,538)	(46,001)
Realized and unrealized gains (losses) on financial instruments, net	(125,064)	—
Other, net	22,720	28
Earnings (loss) before income taxes	101,140	97,192
Income tax (expense) benefit	(44,926)	(24,978)
Net earnings (loss)	56,214	72,214
Less net earnings (loss) attributable to the non-controlling interests	(42)	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$56,256	72,214
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$0.30	0.40
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$0.30	0.39

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2021	2020

	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$108,393	64,372
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	130,636	985
Stock-based compensation	20,435	3,734
Litigation settlement	110,000	—
Share of (earnings) losses of affiliates, net	(437,827)	(219,810)
(Gain) loss on dilution of investment in affiliate	96,753	105,326
Realized and unrealized (gains) losses on financial instruments, net	25,716	—
Deferred income tax expense (benefit)	(17,968)	22,204
Other, net	(1,682)	625
Change in operating assets and liabilities:
Current and other assets	137,407	(72)
Payables and other liabilities	(60,406)	6,938
Net cash provided by (used in) operating activities	111,457	(15,698)
Cash flows from investing activities:
Capital expended for property and equipment	(50,099)	(35)
Exercise of preemptive right to purchase Charter shares	—	(14,910)
Cash received for Charter shares repurchased by Charter	1,762,555	—
Other investing activities, net	1,762	—
Net cash provided by (used in) investing activities	1,714,218	(14,945)
Cash flows from financing activities:
Borrowings of debt	716,684	—
Repayment of debt, finance leases and tower obligations	(1,781,459)	—
Repurchases of Liberty Broadband common stock	(1,957,030)	—
Other financing activities, net	(1,942)	(1,919)
Net cash provided by (used in) financing activities	(3,023,747)	(1,919)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,198,072)	(32,562)
Cash, cash equivalents and restricted cash, beginning of period	1,433,292	49,724
Cash, cash equivalents and restricted cash, end of period	$235,220	17,162